Exhibit 10.1

Paramount Acquisition Corp.
787 7th Avenue
48th Floor
New York, NY 10019

August 25, 2006

Robert Gonnelli

1000 C Lake Street
Ramsey, NJ 07446

Dear Bob:

Paramount Acquisition Corp. (“Paramount”), BioValve Technologies, Inc. (“BioValve”) and Valeritas LLC (the “Company”) are parties to a Contribution Agreement, dated as of August 25, 2006 (the “Contribution Agreement”), pursuant to which Paramount and BioValve each agreed to contribute certain assets to the Company in exchange for membership interests in the Company.  This Employment Letter sets forth the terms and conditions of your employment with the Company, Paramount and any of their subsidiaries or affiliates (together, the “Group”).

1.             Employment.  Unless your employment is terminated in accordance with Section 9 below, you agree to be employed, and the Company agrees to employ you, during the period commencing upon the closing date of the transactions contemplated by the Contribution Agreement (the “Effective Date”) and ending on the fourth anniversary of the Effective Date.  Such period is referred to as the “Term”.  The portion of the Term during which you are actually employed by the Company is referred to as the “Employment Period”.  Should the Contribution Agreement be terminated pursuant to Section 10.1 thereof, this Employment Letter shall be null and void and of no further force and effect.  Each party to this Employment Letter agrees that it has no claims, rights or obligations against any other party by virtue of this  Employment Letter unless and until the closing of the transactions contemplated by the Contribution Agreement occurs.

2.             Position; Duties.

(a)           You will be employed by the Company as its Chief Executive Officer.  In such capacity, you will report to the Board of Managers of the Company (the “Board of Managers”), and shall have such authority and perform such duties customary for a chief executive officer of a Delaware corporation, subject to such additional duties and authority, or limitations on duties and authority, as are set forth in the Amended and Restated Limited Liability Company Agreement, to be entered into on the Effective Date, between Paramount and BioValve (the “LLC Agreement”), or as may be assigned by the Board of Managers consistent with your position as Chief Executive Officer.  During the Employment Period, your principal place of employment will be at the Company’s headquarters in New Jersey but you acknowledge that it will likely be necessary for you to travel on a regular basis to the Company’s facility in Massachusetts.

(b)           You agree to use your best efforts, and devote substantially all of your working time, to perform such duties faithfully, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Group.  Notwithstanding the foregoing, you may (i) serve as a consultant, director, or member of an advisory board of BioValve or any other company that is not a Competitive Enterprise (as defined in Section 10), (ii) serve as an officer or director or otherwise participate in non-profit educational, welfare, social, religious and civil organizations, and (iii) manage personal and family investments, provided that such activities in (i), (ii) and (iii) do not materially interfere with the performance and fulfillment of your duties and responsibilities hereunder, and do not in the aggregate account for more than 5% of your working time in any month during the Employment Period.

(c)           In addition to your serving as Chief Executive Officer of the Company, during the Employment Period, without additional compensation, you shall serve as a member of the Board of Managers as its Chairman, and if requested by the Board of Directors of Paramount, as President and Chief Executive Officer of Paramount and Chairman of its Board of Directors, or in other officer or board positions of subsidiaries of the Company.

3.             Base Salary.  During the Employment Period, the Company will pay you a base salary (“Base Salary”) at an annual rate of $475,000 which will be reviewed and subject to upward adjustment based on the recommendation of the Compensation Committee of the Board of Managers and the review and approval of the members of the Board of Managers (excluding you), and payable in accordance with the Company’s normal payroll practices.

4.             Annual Minimum Bonus.  For each fiscal year of the Company that ends during the Employment Period, you will be entitled to a cash bonus (the “Minimum Bonus”) equal to $100,000, provided that with respect to the first fiscal year, the $100,000 payment shall be prorated based on a fraction the numerator of which is the number of days from the Effective Date to the last day of such fiscal year, and the denominator of which is 365.  The Minimum Bonus shall be paid by the Company 15 days after the last day of the fiscal year with respect to which it is payable.

5.             Annual Incentive Bonus.   For each fiscal year of the Company that ends during the Employment Period, you will have the opportunity to earn a bonus (the “Incentive Bonus”) of up to $500,000, based on satisfaction of pre-established performance goals for each fiscal year set by the Compensation Committee of the Board of Managers in consultation with you, which goals will set out, to the maximum extent possible, clinical, developmental, transactional and economic milestones to be achieved by the Company in the upcoming fiscal year.  However, no Incentive Bonus shall be payable in respect of the first fiscal year of the Company; instead, the first Incentive Bonus will be based on the period from the Effective Date to the last day of the second fiscal year ending during the Employment Period, and the $500,000 maximum will be increased by multiplying it by a fraction, the numerator of which is the number of days from the Effective Date until the last day of such second fiscal year, and the denominator of which is 365.  The performance goals for such Incentive Bonus are set forth in Exhibit A.  To receive the Incentive Bonus, you must be employed on the last day of the period during which performance is measured.  The Incentive Bonus shall be paid 60 days after the end of the applicable fiscal year.

6.             Milestone Bonuses.

(a)           The Company will pay you a cash bonus equal to $250,000 (the “h-patch Bonus”) 15 days after the later of the Effective Date, or the occurrence of an event that entitles BioValve to the issuance of 1,000,000 additional membership units in the Company under the Contribution Agreement, if you are an employee of the Company on the later of the Effective Date or the date on which such event occurs.

(b)           The Company will pay the following additional bonuses (“Market Cap Bonuses”) 15 days after the Paramount Market Cap and Average Trading Volume reach the following levels, if you are an employee on the date such level is reached:

Market Cap	Average Trading Volume*	Bonus
$250 million	30,000 Shares	$250,000
$500 million	60,000 Shares	$500,000
$1 billion	60,000 Shares	$1,000,000

                                *subject to appropriate adjustment for stock splits or similar events

As of any given date, “Paramount Market Cap” shall equal the product of (i) Fully Diluted Shares, and (ii) the 20 trading day trailing average of the closing prices for a share of Paramount common stock (“Paramount Shares”), “Average Trading Volume” shall mean the average number of Paramount Shares traded during such 20 trading day period, and “Fully Diluted Shares” means the number of Paramount Shares outstanding, plus the number of additional Paramount Shares that would be outstanding if there were a conversion of all securities convertible into Paramount Shares, including by reason of a “Redemption” under the LLC Agreement of the Company’s membership units, but excluding shares subject to the Paramount Warrants, as defined in the Contribution Agreement.  In the event of any Change of Control (as defined in the LLC Agreement) pursuant to which Paramount’s Shares cease to be listed on a national securities exchange (as defined in Rule 600(b) issued by the Securities and Exchange Commission under Regulation NMS), upon such Change of Control you shall be paid 50% of all unearned Market Cap Bonuses.

7.             Restricted Share Award.  On the Effective Date, subject to approval of the Paramount 2006 Incentive Compensation Plan in substantially the form attached as Exhibit B (the “Plan”), by the stockholders of Paramount, Paramount will issue to you 1,250,000 Paramount Shares (the “Restricted Shares”) (subject to appropriate adjustment in the event of stock splits or similar events prior to the Effective Date).  These Restricted Shares will be awarded pursuant to the Plan, and such award shall be evidenced by and subject to the terms and conditions set forth in the Restricted Stock Grant Certificate in substantially the form attached as Exhibit C (the “Restricted Stock Grant Certificate”).  Paramount shall have submitted the Plan in substantially the form attached as Exhibit B for approval of its Stockholders prior to the Effective Date.  In the event that the stockholders do not approve the Plan in substantially the form attached as Exhibit B, Paramount will re-submit to stockholders for their approval amended incentive compensation plans that will allow for the granting of the Restricted Shares, provided that if such approval is not obtained on or before the first anniversary of the Effective Date, Paramount shall provide you with the economic equivalent of the Restricted Shares when and such Restricted Shares otherwise would have become vested.

8.             Benefits.  You shall participate in such suitable medical, dental, pension and other benefit plans as the Board of Managers shall adopt consistent with industry practice as of the Effective Date or as soon thereafter as the Board of Managers may determine in its reasonable discretion, provided that until such time as medical and dental insurance is in place, the Company agrees to reimburse or pay on your behalf premiums for “COBRA” coverage to which you may be entitled from BioValve.

9.             Termination of Employment.

(a)           Death.  Your employment will terminate upon your death.  Your beneficiaries will be entitled to (i) any earned but unpaid Base Salary, (ii) any Minimum Bonus, Incentive Bonus, Market Cap Bonus, or h-patch Bonus earned with respect to a completed period but not yet paid, (iii) unreimbursed business expenses, and (iv) any amounts accrued and payable under the terms of any of the Company’s benefit plans (collectively the “Accrued Obligations”).  In addition, your beneficiaries will be entitled to the Prorated Bonus, and accelerated vesting of your Restricted Shares.  For purposes of this Employment Letter, “Prorated Bonus” means the sum of the Minimum Bonus and Incentive Bonus to which you would have been entitled had you remained employed until the end of the fiscal year in which such termination occurs, multiplied by a fraction, the numerator of which is the number of days that you were employed during such fiscal year, and the denominator of which is 365; provided that if such termination occurs prior to the second fiscal year end after the Effective Date, the proration of the Incentive Bonus shall be based on the Incentive Bonus that would have been payable at the end of such second fiscal year, and the fraction shall equal the number of days you were employed after the Effective Date over the number of days from the Effective Date until the end of such second fiscal year. Any payments under this provision shall be made 15 days after the date of your death, except that payment of the Prorated Bonus, if any, shall be made 60 days after the end of the fiscal year in which termination occurs.

(b)           Disability.  The Company may terminate your employment by reason of your Disability.  “Disability” means your inability to perform your essential job functions by reason of a physical or mental impairment for a period of 120 days within a period of 365 consecutive days.  Upon such termination, you will be entitled to the Accrued Obligations, the Prorated Bonus, and continued vesting of your Restricted Shares as if your employment had not terminated.  Any payments to you under this provision shall be made 15 days after the date on which your employment is terminated, except that payment of the Prorated Bonus, if any, shall be made 60 days after the end of the fiscal year in which termination occurs. Payment of the Prorated Bonus and the continued vesting of your Restricted Shares shall be conditional upon your continuing compliance with the restrictive covenants contained in Section 10, as well as your execution, delivery and nonrevocation of a release of claims in favor of the Group, in substantially the form attached as Exhibit D.  If you fail to comply with the restrictive covenants set forth in Section 10 or to deliver the release described above, you will forfeit your right to the Prorated Bonus and forfeit all Restricted Shares that are unvested as of the date of notice of noncompliance from the Company.  In addition, if you fail to comply with the restrictive covenants set forth in Section 10, you must either deliver to the Group 50% of such number of

Restricted Shares that became vested within the 12 month period prior to the date of notice of noncompliance from the Company, or cash in an amount equal to the fair market value of such Restricted Shares on such date based on the 20 trading day trailing average of the closing prices for a share of Paramount common stock.  You will pay the Company under the preceding sentence within 14 days of notice by the Company.

(c)           Termination for Cause.  The Company may terminate your employment during the Term for Cause.  “Cause” means your (i) indictment or plea of guilty or nolo contendere to felony or misdemeanor involving moral turpitude, (ii) material breach of this Employment Letter, after the Company has given you 30 days written notice and an opportunity to cure such breach to the extent curable, (iii) your willful failure or refusal to perform your material duties or obligations under this Employment Letter, including, without limitation, willful refusal to abide by the directions of the Board of Managers on a matter of material importance, after the Company has given you 30 days written notice and an opportunity to cure such failure or refusal to the extent curable (iv) willful misconduct or gross negligence that has a material adverse effect on the Company, (v) material misappropriation or embezzlement of the property of the Company and (vi) material violation of any written policies on discrimination, harassment or substance abuse after the Company has given you 30 days written notice and an opportunity to cure such violation to the extent curable.  The Company shall not characterize any termination of your employment as a termination for Cause unless (i) you are given written notice of the conduct that constitutes Cause, (ii) you are given an opportunity to be heard before the Board of Managers with counsel of your choosing, and (iii) the Board of Managers then makes a determination, by a two-thirds majority of its members (excluding you), to terminate your employment for Cause.  A failure to meet performance expectations after a good faith attempt to do so will not, in and of itself, constitute Cause.  If your employment is terminated for Cause, you will only be entitled to the Accrued Obligations.

(d)           Termination by the Company without Cause.  The Company may terminate your employment during the Term for any or no reason.  If such termination is not for Cause or by reason of your death or Disability, then, in addition to the Accrued Obligations, and in lieu of any other severance benefits otherwise payable under any Company policy or otherwise, or any other damages payable in connection with such termination, you will be entitled to: (1) a payment equal to the sum of your annual Base Salary plus the Minimum Bonus, payable over the one year period following termination of your employment in twelve equal monthly installments paid on the first of each month beginning with the month following the date of termination, (2) the Prorated Bonus, (3) one year of continued medical, dental and other benefits that may be in effect on the date of termination of your employment, provided if the Company’s plans do not permit you to participate on this basis, the Company will provide such benefits outside of the plans and provided that if you become employed during this period and are eligible for comparable coverage from your new employer, the Company shall cease providing such benefits, (4) continued vesting of your Restricted Shares as if your employment had not terminated, and (5) payment of any Market Cap Bonuses that otherwise would have been payable based on Paramount’s satisfying the Paramount Market Cap and Average Trading Volume thresholds during the 1-year period following termination of your employment had your employment not terminated, and payment of 50% of any Market Cap Bonuses that otherwise would have been payable based on Paramount’s satisfying the Paramount Market Cap and Average Trading Volume thresholds during the 1-year period following the first anniversary of termination of your employment had your employment not terminated.  Your right to the payments and benefits set forth in clauses (1) through (5) above (collectively the “Severance Benefits”) shall be conditional upon your continuing compliance with the restrictive covenants contained in Section 10, as well as your execution, delivery and nonrevocation of a release of claims in favor of the Group in substantially the form attached as Exhibit D.  If you fail to comply with the restrictive covenants set forth in Section 10 (other than an inadvertent and immaterial failure) or to deliver the release described above, you will forfeit all cash Severance Benefits (including the provision of benefits under clause (3) above) that have not been paid and forfeit all Restricted Shares that are unvested as of the date of notice of noncompliance from the Company.  In addition, if you fail to comply with the restrictive covenants set forth in Section 10 (other than an inadvertent and immaterial failure), you must either deliver to the Group 50% of such number of Restricted Shares that became vested within the 12 month period prior to the date of notice of noncompliance from the Company, or cash in an amount equal to the fair market value of such Restricted Shares on such date based on the 20 trading day trailing average of the closing prices for a share of Paramount common stock.  You will pay the Company under the preceding sentence within 14 days of notice by the Group. If you are eligible for a cash payment under clause (2), it shall be made 60 days after the end of the fiscal year in which termination occurs, and if you are eligible for a cash payment under clause (3), it shall be made in a lump sum 15 days after the date on which your employment is terminated.

(e)           Termination by You for Good Reason.  You may terminate your employment during the Term for Good Reason.  “Good Reason” means (i) any material breach by the Company or Paramount of its obligations under this Employment Letter, after you have given the Company and Paramount 30 days written notice and an opportunity to cure such breach to the extent curable, (ii) any material diminution of your title, duties, reporting lines or authority, after you have given the Company 30 days written notice and an opportunity to cure such diminution, (iii) a relocation of your principal place of employment more than 75 miles from its location in New Jersey as of the date hereof, or (iv) a failure by any successor to the Company’s business to expressly assume this Employment Letter in writing.  In addition, during the 30 day period commencing one year following a Change of Control, any termination of employment by you will constitute a termination for Good Reason.  If you terminate your employment for Good Reason, you shall be treated as if your employment were terminated by the Company without Cause during the Term pursuant to Section 9(d) above. Your right to such Severance Benefits shall be subject to the same conditions as set forth in Section 9(d) regarding compliance with the restrictive covenants and execution, delivery and nonrevocation of a release and to the forfeiture provisions described therein.

(f)            Termination by You without Good Reason.  You may terminate your employment during the Term for any or no reason.  If such termination is without Good Reason, you must first provide the Company advance notice of at least 120 days.  Upon such termination, you will only be entitled to the Accrued Obligations.

(g)           Expiration of Term.  Your employment will terminate upon expiration of the Term, unless otherwise agreed by the parties.  Unless the Company has offered you continued employment for at least a 3-year term with aggregate fixed and variable cash compensation, excluding the h-patch Bonus and the Market Cap Bonuses, at least 20% greater than such equivalent fixed and variable compensation in effect immediately prior to expiration of the Term and comparable severance benefits with respect to such equivalent fixed and variable compensation (a “Qualifying Offer”), the termination of your employment upon expiration of the Term will be treated as a termination of your employment by the Company during the Term without Cause pursuant to Section 9(d) above, except that (i) the Severance Benefit payable under clause (1) thereof shall be reduced by 50% and paid over six months, (ii) the continued benefits to be provided under clause (3) thereof shall only be provided for six months on the same terms and conditions as set forth therein and (iii) the Severance Benefit payable under clause (5) thereof shall be reduced to 100% of any Market Cap Bonuses that otherwise would have been payable based on Paramount’s satisfying the Paramount Market Cap and Average Trading Volume Thresholds during the 6 month period following expiration of the Term, and payment of 50% of any Market Cap Bonuses that otherwise would have been payable based on Paramount’s satisfying the Paramount Market Cap and Average Trading Volume Thresholds during the 6-month period following the 6-month anniversary of the expiration of the Term.  Your right to such Severance Benefits shall be subject to the same conditions as set forth in Section 9(d) regarding compliance with the restrictive covenants and execution, delivery and nonrevocation of a release and to the forfeiture provisions described therein. If the Company makes a Qualifying Offer, you shall have 30 days to accept it by notice in writing.  If you fail to so accept the Company’s Qualifying Offer and you choose to terminate your employment upon expiration of the Term, you will be entitled only to the Accrued Obligations.

(h)           Change of Control.  Should a Change of Control occur during the Term, and prior to the earlier of the expiration of the Term or the date that is 18 months following such Change of Control, your employment is terminated by the Company without Cause or by you for Good Reason, then (i) the Severance Benefit payable pursuant to clause (1) of Section 9(d) shall be increased by 100% and paid in a lump sum 15 days after your termination of employment, and (ii) the period during which you are entitled to the Severance Benefits pursuant to clause (3) of Section 9(d) shall be increased to 2 years on the same terms and conditions as set forth therein.  Your right to such Severance Benefits shall be subject to the same conditions as set forth in Section 9(d) regarding compliance with the restrictive covenants and execution, delivery and nonrevocation of a release and to the forfeiture provisions described therein.

(i)            409A.      To the extent necessary to avoid the adverse tax consequences of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company will delay payments of amounts otherwise payable during the first six months following termination of your employment until the end of such six-month period.

10.           Restrictive Covenants.

(a)           Non-Competition.  During the period commencing on the Effective Date and ending on the fourth anniversary following the termination of your employment for any reason (whether during or upon expiration of the Term) (the “Restricted Period”), you will not (except as an officer, director, stockholder, member, manager, employee, agent or consultant of the Group) directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit your name to be used in connection with, or be otherwise connected in any manner with any business or enterprise engaged in any activity that competes in any way anywhere in the world with the technologies of the Group as in existence during the Employment Period (or, until the date that is six months following termination of your employment, that competes in any way anywhere in the world with any activity of the Group (any such business or enterprise, a “Competitive Enterprise”)); provided that the foregoing restriction shall not be construed to prohibit the ownership by you together with your affiliates and associates, as the case may be, of not more than two percent (2%) of any class of securities of any corporation which is engaged in any of the foregoing businesses, having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market, provided further, that such ownership represents a passive investment and that you together with your affiliates and associates, either directly or indirectly, do not manage or exercise control of any such corporation, guarantee any of its financial obligations, otherwise take part in its business other than exercising your rights as a shareholder, or seek to do any of the foregoing.

(b)           Non-Solicitation.  During the period commencing on the Effective Date and ending on the second anniversary following the termination of your employment for any reason (whether during or upon expiration of the Term), you agree to refrain from contacting any of the Group’s clients or customers, or any prospective client or customer with respect to whom a sales effort, presentation or proposal was made or planning to be made by the Group at or prior to the date of your termination of employment, for the purpose of soliciting orders, selling or offering for sale any products or services that compete anywhere in the world with any material activity engaged in by the Group as of the date of termination of employment. You further agree that during the Restricted Period, you shall not, directly or indirectly, solicit or influence any individual who is an employee or consultant of the Group or was an employee or consultant of the Group during the Employment Period or within 12 months before the date of termination of the Employment Period to terminate his or her employment or consulting relationship with the Group or to apply for or accept employment with a Competitive Enterprise.

(c)           Trade Secrets and Confidential Information.  You recognize that it is in the legitimate business interest of the Group to restrict your disclosure or use of Trade Secrets or other Confidential Information relating to the Group for any purpose other than in connection with your performance of your duties to the Group, and to limit any potential appropriation of such Trade Secrets or other Confidential Information.  You therefore agree that all Trade Secrets or other Confidential Information relating to the Group heretofore or in the future obtained by you shall be considered confidential and the proprietary information of the Group.  You shall not use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets or other Confidential Information.  The term “Trade Secrets or other Confidential Information,” by way of example and without limitation, and in whatever medium, includes the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, machine, invention, improvement, manufacturing or sales technique, manufacturing, sales or test data, reimbursement information, business or financial information, listing of names, addresses, or telephone numbers, or other information relating to any business or profession which is of value.

(d)           Discoveries and Works.  All Discoveries and Works initiated, made or conceived by you, during the Employment Period, whether alone or in conjunction with others, that relate to the activities of the Group shall be owned exclusively by the Group, and you hereby assign to the Group all right, title and interest you may have or acquire in all such Discoveries and Works.  The term “Discoveries and Works” includes, by way of example but without limitation, Trade Secrets or other Confidential Information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications.  You shall (a) promptly notify and make full disclosure to the Group of any Discoveries and Works, and execute and deliver any documents requested by the Group to evidence or better assure title to Discoveries and Works in the Group, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Group, (c) assist the Group in obtaining, maintaining and enforcing for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of or rights in any and all Discoveries and Works, and (d) promptly execute, whether during the Employment Period or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Group and to protect the title of the Group, including but not limited to assignments of such patents and other rights.  You acknowledges that all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended, 17 U.S.C. § 101.

(e)           Remedies.  You agree that the Group’s remedies at law for any breach or threat of breach by you of any of the provisions of this Section 10 will be inadequate, and that, in addition to any other remedy to which the Group may be entitled at law or in equity, the Group shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of this Section 10 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond and without the requirement to prove that monetary damages would be difficult to calculate and that remedies at law would be inadequate.  Nothing herein contained shall be construed as prohibiting the Group from pursuing, in addition, any other remedies available to the Group for such breach or threatened breach.

(f)            Enforceability.  It is expressly understood and agreed that although the parties consider the restrictions contained in this Section 10 hereof to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Group, if a final determination is made by an arbitrator or court, as the case may be, having jurisdiction that the time or territory or any other restriction contained in this Section 10 is an unenforceable restriction on your activities, the provisions of this Section 10 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such arbitrator or court, as the case may be, may determine or indicate to be reasonable.  Alternatively, if the arbitrator or court, as the case may be, referred to above finds that any restriction contained in this Section 10 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.

11.           No Public Statements or Disparagement.  You agree that you will not make any public statements regarding your employment or the termination of your employment (for whatever reason) that are not agreed to by the Group.  You agree that you will not make any public statement that would libel, slander or disparage the Group or any of their respective past or present officers, directors, employees or agents.  The Company and Paramount agree that the Group will not make any public statement that would libel or slander you.  Notwithstanding this Section, nothing contained herein shall limit or impair the ability of any party to provide truthful testimony in response to any validly issued subpoena.

12.           Indemnification.

(a)           The Company and Paramount shall indemnify and hold you harmless from and against any and all losses, costs, damages or expenses (including reasonable attorneys’ fees) arising out of any claim or legal action brought against you, whether or not ultimately defensible under the applicable “Business Judgment Rule,” relating in any way to the services performed by you as an officer, director or manager for the Company, Paramount or any of their subsidiaries, whether arising during or after the Employment Period.  This indemnification provision is intended to be broadly interpreted and to provide for indemnification to the full extent permitted by applicable law.

(b)           The Company and Paramount shall also indemnify and hold you harmless, on an after-tax basis, from and against any and all losses, costs, damages or expenses (including reasonable attorneys’ and accountants fees) arising out of the imposition on you of any excise tax under Section 4999 of the Code, whether during or after the Employment Period, provided however that if it is determined by Paramount’s tax advisors (and such determination is reasonably acceptable to your tax advisor), that such excise tax can be avoided by a 10% or less reduction in payments or benefits that otherwise would be subject to the excise tax, then such payments or benefits shall be so reduced. Notwithstanding the foregoing, the indemnity provided in this paragraph shall not apply to any taxes imposed on you under Section 4999 of the Code as a result of or in connection with the consummation of the transactions contemplated by  the Contribution Agreement.

13.           Withholding.  The Group shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Group to satisfy any withholding tax obligation it may have under applicable law, provided that withholding related to the vesting of the Restricted Shares shall be governed by the Restricted Stock Grant Certificate.

14.           Governing Law.  The terms of this Employment Letter, and any action arising hereunder, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State.

15.           Waiver.  This Employment Letter may not be released, changed or modified in any manner, except by an instrument in writing signed by you and Paramount and the Company.  The failure of either party to enforce any of the provisions of this Employment Letter shall in no way be construed to be a waiver of any such provision.  No waiver of any breach of this Employment Letter shall be held to be a waiver of any other or subsequent breach.

16.           Assignment.  This Employment Letter is personal to you.  You shall not assign this Employment Letter or any of your rights and/or obligations under this Employment Letter to any other person.  Each of the Company and Paramount may, without your consent, assign this Employment Letter to any successor to its business.

17.           Dispute Resolution. To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving this Employment Letter (except, at the election of the Group, for injunctive relief with respect to disputes arising out of an alleged breach or threatened breach of the restrictive covenants contained in Section 10), including claims of violations of federal or state discrimination statutes or public policy, shall be resolved pursuant to binding arbitration in New York, New York administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect.  In the event of a dispute, a written request for arbitration shall be submitted to the New York, New York office of the American Arbitration Association.  The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof.  Except as otherwise provided above, this procedure shall be the exclusive means of settling any disputes that may arise under this Employment Letter.  For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Section 10 hereof, the parties hereby submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to below in Section 20.  All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses which shall be borne by each party, shall be shared equally by you and the Company.  However, if in any arbitration proceeding or injunctive action, an award or decision is made in your favor on any material claim, the Company shall reimburse all of your costs, including reasonable attorneys’ fees, that you incurred in connection with such proceeding or action.  You and the Group agree that there will be no punitive damages payable as a result of any dispute involving this Employment Letter or otherwise involving your employment and agree not to request punitive damages.

18.           No Conflicts.  You represent and warrant to the Company that your acceptance of employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Employment Letter.

19.           Entire Agreement.  Upon the Effective Date, this Employment Letter supersedes all previous and contemporaneous communications, agreements and understandings between you, on the one hand, and the Company and Paramount on the other hand, and constitutes the sole and entire agreement among you, the Company and Paramount pertaining to the subject matter hereof.

20.           Counterparts.  This Employment Letter may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

20.           Notices.  All notices, requests, demands and other communications under this Employment Letter must be in writing and will be deemed given (i) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (ii) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (iii) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 20):

                                If to you, to your address then on file with the Company’s payroll department.

                                If to the Company or any other member of the Group, to:

Valeritas LLC
c/o BioValve Technologies, Inc.
1000 C Lake Street
Ramsey, NJ 07446
Attention: Robert Gonnelli
Facsimile: (201) 825-8994

with a copy to:

Paramount Acquisition Corp.
787 7th Avenue
48th Floor
New York, NY 10019
Attention: J. Jay Lobell
Facsimile: (212) 580-0801

and

Covington & Burling LLP
1330 Avenue of Americas
New York, NY 10019
Attention: Stephen A. Infante, Esq.
Facsimile: (646-441-9039)

*     *     *    *

If the foregoing is acceptable to you, kindly sign and return to us one copy of this letter.

Sincerely yours,

PARAMOUNT ACQUISITION CORP.

	By:	/s/ J. Jay Lobell
		Name:	J. Jay Lobell
		Title:	Chief Executive Officer

VALERITAS LLC

BY: BIOVALVE TECHNOLOGIES INC.,
its Manager

	By:	/s/ Robert J. Gonnelli
		Name:	Robert J. Gonnelli
		Title:	President and Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ Robert Gonnelli
Robert Gonnelli

Signature Page to Employment Letter